UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2009

RUBY CREEK RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-52354	26-4329046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 3rd Avenue, 36th Floor New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 671-0404

409 Granville Street, Suite 400
Vancouver, British Columbia, Canada V6C 1T2
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

     On November 7, 2009, Ruby Creek Resources, Inc. (the “Company” or “Ruby Creek”) entered into a Joint Venture Agreement (the “Agreement”) with Douglas Lake Minerals Inc. (“Douglas Lake”), for the right to acquire and develop a portion of Douglas Lake’s Mkuvia Gold Project. The Agreement is attached hereto as Exhibit 10.10

     Pursuant to the terms of the Agreement, Ruby Creek will earn a seventy percent (70%) interest in 125 square kilometers of the 380 square kilometer Mkuvia Gold Project by making payments totaling $3,000,000 over three years. The Agreement provides that Ruby Creek will make payments to Douglas Lake of $100,000 and $150,000 within 5 and 15 business days of signing, respectively. On confirmation of a satisfactory Due Diligence, Ruby Creek will make an additional $100,000 payment and both parties will move to closing. Due Diligence is expected to take 90 days, subject to rainy season conditions. Closing is expected to occur shortly after the 90 day due diligence period by Ruby Creek. On the day of the closing and receipt of the first mining license, Ruby Creek will make another payment of $400,000 to Douglas Lake for a total of $750,000 in payments from the signing of the agreement to the closing. Ruby Creek will also pay an additional $750,000 payment for a total of $1,500,000 within 12 months of closing. Additionally, the Agreement provides that within 12 months of closing, Ruby Creek has the option to increase its interest to 75 percent of the 125 square kilometers by making an additional $1,000,000 payment to Douglas Lake. Ruby Creek will make additional payments of $750,000 each within 24 and 36 months of the closing. In all cases, the original owner of the prospecting licenses, Mr. Mkuvia Maita retains a 3 percent Net Smelter Royalty as per the Joint Venture Agreement between Mr. Maita and Douglas Lake.

     The Mkuvia Alluvial Gold Project is located in the Liwale and Nachingwea Districts, Lindi Region of the United Republic of Tanzania. The project is the subject of a report titled the “Technical & Resource Report on the Mkuvia Gold Project”, prepared by Mr. Laurence Stephenson, P.Eng. of British Columbia, Canada and Ross McMaster, MAusIMM of Queensland, Australia. Mr. Stephenson and Mr. McMaster are independent and Qualified Persons ("Q.P.s") in accordance with JORC and NI 43-101. Douglas Lake has spent more than $2,100,000 in the past 16 months in exploration, developing an understanding of the mineralization on a portion of the property, focusing on a relatively small area for mechanized production (about 10 sq km).

     Douglas Lake has completed its technical report, reserve estimate, feasibility study and mining plan and is awaiting its environmental impact assessment report and upon receipt will file its first Mining License application with approval expected in the first quarter of 2010. It is anticipated that the second Mining License application would be approved in early third quarter of 2010.

     In addition to entering into the above described agreement, Ruby Creek has fully relinquished its option on an interest in eight mineral claims known as the "More Creek Properties" located in the Iskut River region of northern British Columbia, Canada.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     Effective November 7, 2009, the Company’s Board of Directors accepted the resignation of Brian Roberts from his position on the Board of Directors. Mr. Roberts’ resignation was not the result of any disagreements with the Company of any kind.

Item 9.01.	Exhibits

Exhibit 10.10	Joint Venture Agreement between Ruby Creek and Douglas Lake, dated November 7, 2009

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBY CREEK RESOURCES, INC.

Dated: November 20, 2009

By: /s/ Robert Slavik
Name: Robert Slavik
Title: President, Chief Executive Officer,
Treasurer and Secretary